UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

Current Report Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of report (Date of earliest event reported): December 6, 2006

Gottschalks Inc.
(Exact name of registrant as specified in its charter)

Delaware
(State of Other Jurisdiction of Incorporation)

1-09100	77-0159791
(Commission File Number)	(I.R.S. Employer Identification Number)

7 River Park Place East
Fresno, California    93720
(Address of principal executive offices including zip code)

(559) 434-4800
(Registrant's telephone number, including area code)

Not Applicable
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.    Entry into a Material Definitive Agreement.

On December 6, 2006, upon the recommendation of its Compensation Committee, the Board of Directors (the "Board") of Gottschalks Inc. (the "Company"), approved certain amendments to the current director compensation policy for the Company's non-management directors for the 2007 fiscal year. Pursuant to such amendments, each non-management director serving on the Company's recently formed Special Strategic Committee will be paid an additional $1,000 for each day such non-management director personally attends a meeting of the Company's Special Strategic Committee. In addition, the chairman of the Compensation Committee, as well as the chairman of the Governance/Nominating Committee, will each be paid an additional $500 per month. Finally, Dr. Joseph Penbera, as lead director, Audit chairman and Chairman of the Special Strategic Committee currently receives an annualized fee of $86,000, will be paid an additional annualized fee of $34,000 for such service, payable on a monthly basis, with such fee to terminate upon the earlier of the date of the Company's next annual meeting or the date upon which the Board approves the dissolution of its Special Strategic Committee.

Item 8.01.    Other Events.

On December 11, 2006, the Company issued a press release announcing that the Board's recently formed Special Strategic Committee has retained UBS Investment Bank to assist in exploring various strategic options available to the Company and will also continue to use the financial advisory services of Financo, Inc. A copy of the Company's press release is being furnished as Exhibit 99.1 to this Form 8-K and is incorporated herein by reference in its entirety.

Item 9.01.    Financial Statements and Exhibits.

(d) Exhibits.
Exhibit No.	Description
99.1	Press release issued by Gottschalks Inc., on December 11, 2006.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Gottschalks Inc. (Registrant)

December 11, 2006	By: /s/ James R. Famalette James R. Famalette President and Chief Executive Officer

December 11, 2006	By: /s/ J. Gregory Ambro J. Gregory Ambro Chief Financial Officer

INDEX TO EXHIBITS
Exhibit No.	Description
99.1	Press Release dated December 11, 2006. Also provided in PDF format as a courtesy.